Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

SUNSTONE HOTEL INVESTORS REPORTS RESULTS FOR FIRST QUARTER 2015

Douglas M. Pasquale Appointed Chairman of the Board of Directors

ALISO VIEJO, CA  – May 4, 2015 – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO) today announced results for the first quarter ended March 31, 2015.

First Quarter 2015 Operational Results (as compared to First Quarter 2014) (1):

•	Adjusted Comparable Hotel RevPAR increased 7.0% to $150.12.
•	Adjusted Comparable Hotel EBITDA Margins increased 220 basis points to 26.2%.
•	Adjusted EBITDA increased 33.1% to $65.7 million.
•	Adjusted FFO available to common stockholders per diluted share increased 46.7% to $0.22.
•	Loss attributable to common stockholders decreased 59.2% to $3.3 million.
•	Loss attributable to common stockholders per diluted share decreased 50.0% to $0.02.

John Arabia,  President and Chief Executive Officer, stated, “Our portfolio exceeded our first quarter expectations driven by a combination of stronger than anticipated group demand, continued gains in food and beverage, increased ancillary income, solid expense control and margin expansion. With the exception of the New York City market, which continues to lag other U.S. major markets, our portfolio continues to demonstrate strong revenue growth, resulting in an increase to the midpoint of our 2015 Adjusted EBITDA and Adjusted FFO guidance.”

Mr. Arabia continued, “We recently completed the renovation of the lobby, common areas, meeting space and various retail spaces at the Boston Park Plaza and are very excited about the hotel’s prospects. Furthermore, our other two most recent acquisitions – the Hyatt Regency San Francisco and the Marriott Wailea Beach Resort – are on track to materially outperform our underwriting for 2015 results. Our portfolio is in great shape and is well positioned, our balance sheet provides us with substantial financial flexibility and investment capacity, and our team is highly focused on creating shareholder value from both internal and external sources.”

(1)

Comparable Hotel RevPAR and Comparable Hotel EBITDA Margin information presented reflect the Company’s Comparable 30 Hotel Portfolio, which includes all hotels held for investment by the Company as of March 31, 2015,  and also includes prior ownership results as applicable for the Marriott Wailea acquired in July 2014. Adjusted Comparable Hotel RevPAR and Adjusted Comparable Hotel EBITDA Margin information include the Comparable Portfolio for the three months ended March 31, 2014 adjusted to conform to the industry’s Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition, which became effective in January 2015. Comparable Hotel EBITDA Margin and Adjusted Comparable Hotel EBITDA Margin information exclude non-current year net property tax related adjustments, but include the full impact of current year property tax related adjustments in the quarter such adjustments are realized.

SELECTED STATISTICAL AND FINANCIAL DATA

($ in millions, except RevPAR, ADR and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2015	2014	Change

Comparable Hotel RevPAR	$150.12	$140.70	6.7%
Adjusted Comparable Hotel RevPAR (1)		140.24	7.0%

Comparable Hotel Occupancy	79.6%	78.3%	130	bps
Comparable Hotel ADR	$188.59	$179.69	5.0%
Adjusted Comparable Hotel ADR (1)		$179.10	5.3%

Comparable Hotel EBITDA Margin	26.2%	24.4%	180	bps
Adjusted Comparable Hotel EBITDA Margin (1)		24.0%	220	bps

Net Income (Loss)	$1.2	$(3.5)
Loss Attributable to Common Stockholders per Diluted Share	$(0.02)	$(0.04)
Adjusted EBITDA	$65.7	$49.4
Adjusted FFO Available to Common Stockholders	$45.1	$27.6
Adjusted FFO Available to Common Stockholders per Diluted Share	$0.22	$0.15

(1)	Presentation conforms to the industry’s Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition, which became effective in January 2015.

Disclosure regarding the non-GAAP financial measures in this release is included on pages 6 through 8. Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included on pages 11 through 16 of this release.

The Company’s actual results for the quarter ended March 31, 2015 compare to its guidance originally provided as follows:

Metric	Quarter Ended March 31, 2015 Guidance (1)	Quarter Ended March 31, 2015 Actual Results (unaudited)	Performance Relative to Prior Guidance Midpoint
Adjusted Comparable Hotel RevPAR Growth	+5.0% - 6.5%	7.0%	+1.2%
Net Income ($ millions) (2)	$2 - $5	$1	($3)
Adjusted EBITDA ($ millions)	$58 - $61	$66	+$6
Adjusted FFO Available to Common Stockholders ($ millions)	$37 - $40	$45	+$6
Adjusted FFO Available to Common Stockholders per Diluted Share	$0.18 - $0.19	$0.22	+$0.03
Diluted Weighted Average Shares Outstanding	206,600,000	207,000,000	400,000

(1)	Represents guidance presented on February 17, 2015.
(2)

Net income for the first quarter ended March 31, 2015 includes the effects of $0.7 million in property-level restructuring costs, and $0.3 million in lease termination costs. Excluding these items, first quarter net income would have been $2 million, or $2 million below the prior guidance midpoint.

Recent Developments

On April 2, 2015, the Company entered into a new $400.0 million senior unsecured credit facility, which replaced its existing $150.0 million senior unsecured credit facility. The new credit facility’s interest rate is based on a pricing grid with a range of 155 to 230 basis points over LIBOR, depending on the Company’s leverage ratios, and represents a decline in pricing from the old credit facility of approximately 30 to 60 basis points. The term of the new credit facility is four years, expiring in April

2019, with an option to extend for an additional one year subject to the satisfaction of certain customary conditions. The new credit facility also includes an accordion option, which allows the Company to request additional lender commitments for up to a total capacity of $800.0 million.

On May 1, 2015, the Company repaid $99.1 million of debt secured by four of its hotels: the Marriott Houston, the Marriott Park City, the Marriott Philadelphia and the Marriott Tysons Corner. Following the repayment of the four mortgages, the Company has 18 unencumbered hotels.

Balance Sheet/Liquidity Update

As of March 31, 2015, the Company had approximately $244.2 million of cash and cash equivalents, including restricted cash of $87.3 million. Adjusting for $12.7 million of common and preferred dividends paid in April and the repayment of $99.1 million of debt secured by the four hotels, the Company’s pro forma cash and cash equivalents totaled  $132.4 million, including restricted cash of $87.3 million.

As of March 31, 2015, the Company had total assets of $3.9 billion, including $3.5 billion of net investments in hotel properties, total consolidated debt of $1.4 billion and stockholders’ equity of $2.2 billion.  Following the repayment of $99.1 million of debt secured by the four hotels, the Company’s pro forma consolidated debt totaled  $1.3 billion.

Capital Improvements

The Company invested $36.1 million into capital improvements of its portfolio during the three months ended March 31, 2015. The Company incurred approximately $1.3 million of room revenue disruption at the Boston Park Plaza during the three months ended March 31, 2015, in line with management’s expectations. The Company expects to invest approximately $145 million to $160 million into its portfolio in 2015 – a reduction of $20.0 million due to the timing of fourth quarter projects - and expects $3.0 million to $5.0 million of room revenue displacement resulting from the renovations. Major 2015 renovations in process include:

•

Boston Park Plaza:  The Company has substantially completed the repositioning of the hotel’s first four floors, including the following: complete renovation of all public spaces and meeting rooms; the addition of 9,000 square feet of new meeting space; and the renovation and completion of approximately 30,000 square feet of formally unoccupied retail space, which has already been leased to third-party tenants. Additionally, the Company has substantially completed its investment to upgrade the hotel’s infrastructure, including HVAC systems, elevators, building façade and roofing systems. During the seasonally slower fourth quarter 2015 and first quarter 2016, the Company will commence and substantially complete the final phase of the renovation program, which includes the hotel’s guestrooms and suites, consistent with prior expectations.

•

Marriott Wailea:    In 2015, the Company plans to complete renovations of both the guestrooms and meeting spaces. The Company anticipates minimal revenue disruption in 2015. In 2016, the Company expects to complete a renovation of the resort’s public spaces, as well as the creation of comprehensive resort pool and recreation facilities.

2015 Outlook

The Company’s achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission. The Company’s guidance does not take into account the impact of any unanticipated developments in its business or changes in its operating environment, nor does it take into account any unannounced hotel acquisitions, dispositions, re-brandings, management changes, transition costs, early lease termination costs,  prior year property tax assessments and/or credits, debt repurchases or unannounced financings during 2015.  The guidance presented takes into account various accounting changes as stipulated by the industry’s Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition (the “USALI Eleventh Revised Edition”), which became effective in January 2015. Guidance for 2015 Comparable Hotel RevPAR and Comparable Hotel EBITDA Margins has been presented to reflect growth rates compared to prior year as if these 2014 statistics included the USALI Eleventh Revised Edition changes. Actual Comparable Hotel RevPAR and Comparable Hotel EBITDA Margin change from prior year will differ slightly. The Company is presenting 2014 Comparable Hotel RevPAR and Comparable Hotel EBITDA Margins on an as reported basis and on a pro forma basis, which will include the USALI Eleventh Revised Edition changes.

For the second quarter of 2015, the Company expects:

Metric	Quarter Ended June 30, 2015 Guidance
Comparable Hotel RevPAR Growth	+ 6.0% - 7.5%
Net Income ($ millions)	$47 - $51
Adjusted EBITDA ($ millions)	$103 - $107
Adjusted FFO Available to Common Stockholders ($ millions)	$83 - $87
Adjusted FFO Available to Common Stockholders per Diluted Share	$0.40 - $0.42
Diluted Weighted Average Shares Outstanding	207,800,000

For the full year of 2015, the Company expects:

Metric	Prior Full Year 2015 Guidance (1)	Revised Full Year 2015 Guidance	Change in Full Year 2015 Guidance Midpoint
Comparable Hotel RevPAR Growth	+ 5.0% - 7.0%	+ 5.0% - 7.0%	0.0%
Net Income ($ millions)	$117 - $139	$109 - $123	$(12)
Adjusted EBITDA ($ millions)	$336 - $356	$344 - $356	+$4
Adjusted FFO Available to Common Stockholders ($ millions)	$254 - $274	$262 - $274	+$4
Adjusted FFO Available to Common Stockholders per Diluted Share	$1.22 - $1.32	$1.26 - $1.32	+$0.02
Diluted Weighted Average Shares Outstanding	207,400,000	207,700,000	300,000

(1)	Reflects guidance presented on February 17, 2015.

Second quarter and full year 2015 guidance are based in part on the following assumptions:

•	Full year guarantee payment of $2 million related to the Marriott Wailea.
•	Full year Comparable Hotel EBITDA Margin (as compared to 2014 adjusted for the USALI Eleventh Revised Edition) expansion of approximately 50 to 100 basis points, which excludes any guarantee payments.
•	Full year corporate overhead expense (excluding stock amortization and one-time expenses related to acquisition closing costs and severance charges) of approximately $22.5 million to $23.5 million.
•	Full year interest expense of approximately $66 million to $67 million, including approximately $3 million in amortization of deferred financing fees.
•

Full year expense of approximately $0.7 million in one-time costs related to the Boston Park Plaza retail, meeting space and lobby relaunch, and $0.3 million in one-time costs related to an early lease termination at the Boston Park Plaza.

•	Full year hotel revenue disruption of $0.5 million to $1.0 million related to cancellations resulting from civil unrest in Baltimore, Maryland.
•	Full year preferred dividends of $9.2 million for the Series D cumulative redeemable preferred stock.

Dividend Update

On May  1, 2015, the board of directors declared a cash dividend of $0.05 per share of common stock, as well as a cash dividend of $0.50 per share payable to its Series D cumulative redeemable preferred stockholders. The dividends will be paid on July 15, 2015 to common and preferred stockholders of record as of June 30, 2015.

The Company expects to continue to pay a regular quarterly dividend of $0.05 per share of common stock throughout 2015.  To the extent that the expected regular quarterly dividends for 2015 do not satisfy the Company’s annual distribution requirements, the Company expects to satisfy the annual distribution requirement by paying a “catch up” dividend in January 2016, which dividend may be paid in cash and/or a combination of cash and shares of common stock.  However, the level of any future quarterly dividends will be determined by the Company’s board of directors after considering long-term operating projections, expected capital requirements, and risks affecting the Company’s business.

Corporate Governance

Effective May 1, 2015, Douglas M. Pasquale was appointed non-executive Chairman of the Board of Directors, as part of the Company’s previously announced Chairman rotation. Mr. Pasquale succeeds Keith M. Locker, who will continue to serve as a Board member. Mr. Locker stated,  “Doug has made a significant contribution to Sunstone since joining the Board in 2011. I am very confident that Sunstone, under Doug’s leadership, will continue to drive shareholder value, maintain best-in-class corporate governance, and represent the best interests of our shareholders. I look forward to continuing to work with Doug, the rest of the Board and management in the future.”

Mr. Pasquale added,  “Under Keith’s tenure as Independent Chairman, Sunstone has grown its assets by $1.1 billion, and generated total shareholder returns of roughly 141%. We thank Keith for his many contributions, and I personally look forward to continuing to work with Keith, John, and the entire Board and management team to create value for our shareholders.”

Supplemental Disclosures

Contemporaneous with this release, the Company has furnished a Form 8-K with unaudited financial information. This additional information is being provided as a supplement to information prepared in accordance with generally accepted accounting principles. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Earnings Call

The Company will host a conference call to discuss first quarter 2015 financial results on May 5, 2015, at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time). A live web cast of the call will be available via the Investor Relations section of the Company’s website.  Alternatively, investors may dial 1-888-523-1225 (for domestic callers) or 1-719-457-2727 (for international callers). A replay of the web cast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of May 4, 2015 has interests in 30 hotels comprised of 14,306 rooms. Sunstone’s hotels are primarily in the upper upscale segment and are operated under nationally recognized brands, such as Marriott, Hilton,  Hyatt, Fairmont and Sheraton. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

Sunstone’s mission is to create meaningful value for our stockholders by becoming the premier hotel owner.  Our values include transparency, trust, ethical conduct, communication and discipline. As demand for lodging generally fluctuates with the overall economy, we seek to employ a balanced, cycle-appropriate corporate strategy that encompasses the following:

•	Proactive portfolio management;
•	Intensive asset management;
•	Disciplined external growth; and
•	Continued balance sheet strength.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,”  “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including opinions, references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; international, national and local economic and business conditions, including the likelihood of a U.S. recession or global economic slowdown, as well as any type of flu or disease-related pandemic, affecting the lodging and travel industry; the ability to maintain sufficient liquidity and our access to capital markets; potential terrorist attacks or civil unrest,  which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information in this release is as of May 4, 2015, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key measures of our operating performance: Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA; Adjusted EBITDA (as defined below); Funds From Operations, or FFO; Adjusted FFO Available to Common Stockholders (as defined below); hotel EBITDA; and hotel EBITDA margin.  These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. EBITDA, Adjusted EBITDA, FFO, Adjusted FFO Available to Common Stockholders,  hotel EBITDA and hotel EBITDA margin as calculated by us, may not be comparable to other companies that do not define such terms exactly as the Company. These non-GAAP measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to operating profit, cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

EBITDA is a commonly used measure of performance in many industries. We believe EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. We also believe the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners who are not REITs and other capital-intensive companies. In addition, certain covenants included in our indebtedness use EBITDA as a measure of financial compliance. We also use EBITDA as a measure in determining the value of hotel acquisitions and dispositions.

Historically, we have adjusted EBITDA when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful information to investors regarding our operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance.

We believe that the presentation of FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, amortization of lease intangibles, any real estate impairment loss and any gain or loss on sale of real estate assets, all of which are based on historical cost accounting and may be of lesser significance in evaluating our current performance. Our presentation of FFO conforms to the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition of FFO. This may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do.

We also present Adjusted FFO Available to Common Stockholders when evaluating our operating performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance, and may facilitate comparisons of operating performance between periods and our peer companies.

We adjust EBITDA and FFO for the following items, which may occur in any period, and refer to these measures as either Adjusted EBITDA or Adjusted FFO Available to Common Stockholders:

•

Amortization of favorable and unfavorable contracts:  we exclude the non-cash amortization of the favorable management contract asset recorded in conjunction with our acquisition of the Hilton Garden Inn Chicago Downtown/Magnificent Mile, along with the favorable and unfavorable tenant lease contracts, as applicable, recorded in conjunction with our acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hilton New Orleans St. Charles, the Hyatt Regency San Francisco and the Marriott Wailea. The amortization of favorable and unfavorable contracts does not reflect the underlying performance of our hotels.

•	Ground rent adjustments: we exclude the non-cash expense incurred from straightlining our ground lease obligations as this expense does not reflect the underlying performance of our hotels.

•

Gains or losses from debt transactions: we exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of deferred financing costs from the original issuance of the debt being redeemed or retired because, like interest expense, their removal helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure.

•

Acquisition costs: under GAAP, costs associated with completed acquisitions are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

•

Non-controlling interests: we deduct the non-controlling partner’s pro rata share of any EBITDA or FFO adjustments related to our consolidated Hilton San Diego Bayfront partnership,  as well as any preferred dividends earned by investors from an entity that owns the Doubletree Guest Suites Times Square, including related administrative fees.

•

Cumulative effect of a change in accounting principle:  from time to time, the FASB promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments because they do not reflect our actual performance for that period.

•

Impairment losses: we exclude the effect of impairment losses because we believe that including them in Adjusted EBITDA and Adjusted FFO Available to Common Stockholders is not consistent with reflecting the ongoing performance of our remaining assets.

•

Other adjustments: we exclude other adjustments such as executive severance costs, lawsuit settlement costs, prior year property tax assessments and/or credits, management company transition costs, lease buyouts, and restructurings and departmental closing costs, including severance, because we do not believe these costs reflect our actual performance for that period and/or the ongoing operations of our hotels.

In addition, to derive Adjusted EBITDA we exclude the non-cash expense incurred with the amortization of deferred stock compensation as this expense does not reflect the underlying performance of our hotels. We also include an adjustment for the cash ground lease expense recorded on the Hyatt Chicago Magnificent Mile’s building lease. Upon acquisition of this hotel, we determined that the building lease was a capital lease, and, therefore, we include a portion of the capital lease payment each month in interest expense. We include an adjustment for ground lease expense on capital leases in order to more accurately reflect the operating performance of the Hyatt Chicago Magnificent Mile.  We  also exclude the effect of gains and losses on the disposition of depreciable assets because we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, material gains or losses from the depreciated value of the disposed assets could be less important to investors given that the depreciated asset value often does not reflect its market value.

To derive Adjusted FFO Available to Common Stockholders,  we also exclude the non-cash gains or losses on our derivatives, as well as preferred stock dividends and any original issuance costs associated with the redemption of preferred stock, and any federal and state taxes associated with the application of net operating loss carryforwards. We believe that these items are not reflective of our ongoing finance costs.

In presenting hotel EBITDA and hotel EBITDA margins, the revenue and expense items associated with BuyEfficient and other miscellaneous non-hotel items have been excluded. We believe the calculation of hotel EBITDA results in a more accurate presentation of the hotel EBITDA margins for our hotels, and that these non-GAAP financial measures are useful to investors in evaluating our property-level operating performance.

Our 30 comparable hotels include all hotels held for investment as of March 31, 2015,  and also include prior ownership results for the Marriott Wailea acquired in July 2014.

Reconciliations of net income (loss) to EBITDA, Adjusted EBITDA, FFO and Adjusted FFO Available to Common Stockholders are set forth on pages 11 and 12. Reconciliations and the components of hotel EBITDA and hotel EBITDA margin are set forth on pages 15 and 16.

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	March 31,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$156,972	$222,096
Restricted cash	87,260	82,074
Accounts receivable, net	50,907	34,227
Inventories	1,371	1,439
Prepaid expenses	15,890	14,909
Total current assets	312,400	354,745

Investment in hotel properties, net	3,537,125	3,538,129
Deferred financing fees, net	7,572	8,201
Goodwill	9,405	9,405
Other assets, net	14,855	14,485

Total assets	$3,881,357	$3,924,965

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$35,811	$32,577
Accrued payroll and employee benefits	22,964	31,919
Dividends payable	12,734	76,694
Other current liabilities	44,159	36,466
Current portion of notes payable	235,970	121,328
Total current liabilities	351,638	298,984

Notes payable, less current portion	1,187,447	1,307,964
Capital lease obligations, less current portion	15,576	15,576
Other liabilities	34,670	33,607
Total liabilities	1,589,331	1,656,131

Commitments and contingencies	—	—

Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized.
8.0% Series D Cumulative Redeemable Preferred Stock, 4,600,000 shares issued and outstanding at March 31, 2015 and December 31, 2014, stated at liquidation preference of $25.00 per share	115,000	115,000
Common stock, $0.01 par value, 500,000,000 shares authorized, 207,518,510 shares issued and outstanding at March 31, 2015 and 204,766,718 shares issued and outstanding at December 31, 2014	2,075	2,048
Additional paid in capital	2,454,720	2,418,567
Retained earnings	304,525	305,503
Cumulative dividends	(637,279)	(624,545)
Total stockholders' equity	2,239,041	2,216,573
Non-controlling interests in consolidated joint ventures	52,985	52,261
Total equity	2,292,026	2,268,834

Total liabilities and equity	$3,881,357	$3,924,965

Sunstone Hotel Investors, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
	(unaudited)
Revenues
Room	$193,291	$167,529
Food and beverage	72,184	64,429
Other operating	18,910	15,473
Total revenues	284,385	247,431
Operating expenses
Room	53,842	48,321
Food and beverage	50,219	47,539
Other operating	5,131	5,023
Advertising and promotion	15,360	12,971
Repairs and maintenance	11,558	10,881
Utilities	8,985	8,289
Franchise costs	8,600	8,077
Property tax, ground lease and insurance	23,613	19,052
Property general and administrative	34,449	28,809
Corporate overhead	14,253	6,559
Depreciation and amortization	40,707	37,615
Total operating expenses	266,717	233,136
Operating income	17,668	14,295
Interest and other income	946	716
Interest expense	(17,326)	(18,283)
Income (loss) before income taxes	1,288	(3,272)
Income tax provision	(85)	(224)
Net income (loss)	1,203	(3,496)
Income from consolidated joint ventures attributable to non-controlling interests	(2,181)	(2,234)
Preferred stock dividends	(2,300)	(2,300)
Loss attributable to common stockholders	$(3,278)	$(8,030)

Basic and diluted per share amounts:
Basic and diluted loss attributable to common stockholders per common share	$(0.02)	$(0.04)

Basic and diluted weighted average common shares outstanding	206,600	181,061

Dividends declared per common share	$0.05	$0.05

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income (Loss) to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
	2015	2014

Net income (loss)	$1,203	$(3,496)
Operations held for investment:
Depreciation and amortization	40,707	37,615
Amortization of lease intangibles	1,028	1,028
Interest expense	17,326	18,283
Income tax provision	85	224
Non-controlling interests:
Income from consolidated joint ventures attributable to non-controlling interests	(2,181)	(2,234)
Depreciation and amortization	(847)	(821)
Interest expense	(378)	(567)
EBITDA	56,943	50,032

Operations held for investment:
Amortization of deferred stock compensation	2,895	1,372
Amortization of favorable and unfavorable contracts, net	(221)	46
Non-cash straightline lease expense	504	512
Capital lease obligation interest - cash ground rent	(351)	(351)
Gain on sale of assets	—	(6)
Closing costs - completed acquisitions	—	56
Prior year property tax adjustments, net	(188)	(2,878)
Boston Park Plaza relaunch costs	683	—
Lease termination costs	300	—
Costs associated with CEO severance	5,257	—
Non-controlling interests:
Non-cash straightline lease expense	(113)	(113)
Prior year property tax adjustments, net	—	696
	8,766	(666)

Adjusted EBITDA	$65,709	$49,366

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income (Loss) to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income (Loss) to FFO and Adjusted FFO Available to Common Stockholders

	Three Months Ended March 31,
	2015	2014

Net income (loss)	$1,203	$(3,496)
Operations held for investment:
Real estate depreciation and amortization	40,310	37,226
Amortization of lease intangibles	1,028	1,028
Gain on sale of assets	—	(6)
Non-controlling interests:
Income from consolidated joint ventures attributable to non-controlling interests	(2,181)	(2,234)
Real estate depreciation and amortization	(847)	(821)
FFO	39,513	31,697

Operations held for investment:
Preferred stock dividends	(2,300)	(2,300)
Amortization of favorable and unfavorable contracts, net	(221)	46
Non-cash straightline lease expense	504	512
Non-cash interest related to gain on derivatives, net	—	(109)
Closing costs - completed acquisitions	—	56
Prior year property tax adjustments, net	(188)	(2,878)
Boston Park Plaza relaunch costs	683	—
Lease termination costs	300	—
Costs associated with CEO severance	5,257	—
Amortization of deferred stock compensation associated with CEO severance	1,623	—
Non-controlling interests:
Non-cash straightline lease expense	(113)	(113)
Prior year property tax adjustments, net	—	696
	5,545	(4,090)

Adjusted FFO available to common stockholders	$45,058	$27,607

FFO per diluted share	$0.19	$0.17

Adjusted FFO available to common stockholders per diluted share	$0.22	$0.15

Basic weighted average shares outstanding	206,600	181,061
Shares associated with unvested restricted stock awards	398	469
Diluted weighted average shares outstanding	206,998	181,530

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Second Quarter 2015

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Quarter Ended
	June 30, 2015
	Low	High

Net income	$46,500	$50,900
Depreciation and amortization	40,500	40,500
Amortization of lease intangibles	1,000	1,000
Interest expense	16,300	16,300
Income tax provision	100	100
Non-controlling interests	(3,300)	(3,700)
Amortization of deferred stock compensation	1,900	1,900
Non-cash straightline lease expense	400	400
Capital lease obligation interest - cash ground rent	(400)	(400)
Adjusted EBITDA	$103,000	$107,000

Reconciliation of Net Income to Adjusted FFO Available to Common Stockholders

Net income	$46,500	$50,900
Real estate depreciation and amortization	39,900	39,900
Amortization of lease intangibles	1,000	1,000
Non-controlling interests	(2,900)	(3,200)
Preferred stock dividends	(2,300)	(2,300)
Non-cash straightline lease expense	400	400
Adjusted FFO available to common stockholders	$82,600	$86,700

Adjusted FFO available to common stockholders per diluted share	$0.40	$0.42

Diluted weighted average shares outstanding	207,800	207,800

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for Full Year 2015

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to Adjusted EBITDA

	Year Ended
	December 31, 2015
	Low	High

Net income	$108,800	$123,100
Depreciation and amortization	162,000	162,000
Amortization of lease intangibles	4,000	4,000
Interest expense	66,400	66,700
Income tax provision	1,000	1,000
Non-controlling interests	(11,700)	(14,300)
Amortization of deferred stock compensation	7,100	7,100
Non-cash straightline lease expense	1,700	1,700
Capital lease obligation interest - cash ground rent	(1,400)	(1,400)
Prior year property tax adjustments, net	(200)	(200)
Boston Park Plaza relaunch costs	700	700
Lease termination costs	300	300
Costs associated with CEO severance	5,300	5,300
Adjusted EBITDA	$344,000	$356,000

Reconciliation of Net Income to Adjusted FFO Available to Common Stockholders

Net income	$108,800	$123,100
Real estate depreciation and amortization	159,400	159,400
Amortization of lease intangibles	4,000	4,000
Non-controlling interests	(10,400)	(12,700)
Preferred stock dividends	(9,200)	(9,200)
Non-cash straightline lease expense	1,700	1,700
Prior year property tax adjustments, net	(200)	(200)
Boston Park Plaza relaunch costs	700	700
Lease termination costs	300	300
Costs associated with CEO severance	5,300	5,300
Amortization of deferred stock compensation associated with CEO severance	1,600	1,600
Adjusted FFO available to common stockholders	$262,000	$274,000

Adjusted FFO available to common stockholders per diluted share	$1.26	$1.32

Diluted weighted average shares outstanding	207,700	207,700

Sunstone Hotel Investors, Inc.

Comparable Hotel EBITDA and Margins

(Unaudited and in thousands, except hotels and rooms)

	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014
	Actual/Comparable (1)	Actual (2)	Acquisition (3)	Comparable (4)
Number of Hotels	30	29	1	30
Number of Rooms	14,306	13,765	541	14,306

Hotel EBITDA Margin (5)	26.3%	24.1%	39.0%	25.1%
Hotel EBITDA Margin adjusted for non-current year property tax related adjustments, net (6)	26.2%	23.0%		24.0%

Hotel Revenues
Room revenue	$193,291	$167,529	$12,877	$180,406
Food and beverage revenue	72,184	64,429	3,235	67,664
Other operating revenue	16,813	13,852	1,392	15,244
Total Hotel Revenues	282,288	245,810	17,504	263,314

Hotel Expenses
Room expense	53,794	48,321	2,973	51,294
Food and beverage expense	49,835	47,539	2,363	49,902
Other hotel expense	71,898	63,085	3,784	66,869
General and administrative expense	32,532	27,554	1,563	29,117
Total Hotel Expenses	208,059	186,499	10,683	197,182

Hotel EBITDA	74,229	59,311	6,821	66,132
Non-current year property tax related adjustments, net	(188)	(2,878)	—	(2,878)
Hotel EBITDA adjusted for non-current year property tax related adjustments, net	74,041	56,433	6,821	63,254

Non-hotel operating income	342	393	—	393
Amortization of lease intangibles	(1,028)	(1,028)	—	(1,028)
Amortization of favorable and unfavorable contracts, net	221	(46)	—	(46)
Non-cash straightline lease expense	(504)	(512)	—	(512)
Capital lease obligation interest - cash ground rent	351	351	—	351
Non-current year property tax related adjustments, net	188	2,878	—	2,878
Boston Park Plaza relaunch costs	(683)	—	—	—
Lease termination costs	(300)	—	—	—
Corporate overhead	(14,253)	(6,559)	—	(6,559)
Depreciation and amortization	(40,707)	(37,615)	(2,130)	(39,745)
Operating Income	17,668	14,295	4,691	18,986

Interest and other income	946	716	—	716
Interest expense	(17,326)	(18,283)	—	(18,283)
Income tax provision	(85)	(224)	—	(224)
Net Income (Loss)	$1,203	$(3,496)	$4,691	$1,195

* Footnotes on page 16

(1)	Actual/Comparable represents the Company's ownership results for the 30 hotels held for investment as of March 31, 2015.
(2)

Actual represents the Company's ownership results for the 29 hotels held for investment as of March 31, 2014, adjusted to conform to the industry's Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition, which became effective January 1, 2015. In addition, the room count has been adjusted to include four rooms, two rooms and one room added by the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Courtyard by Marriott Los Angeles and the Hyatt Regency San Francisco, respectively, during the second quarter of 2014, two rooms added by the Renaissance Los Angeles Airport during the third quarter of 2014, and two rooms and one room added by the Hilton New Orleans and the Hyatt Regency San Francisco, respectively, during the first quarter of 2015.

(3)

Acquisition for the three months ended March 31, 2014 represents prior ownership results for the Marriott Wailea acquired July 17, 2014, along with the Company's pro forma adjustment for depreciation expense. The room count has been adjusted to temporarily remove three rooms from the Marriott Wailea during the third quarter of 2014.

(4)	Comparable represents the Company's ownership results, prior ownership results and the Company's pro forma adjustment for depreciation expense as applicable for the 30 Comparable Hotels.
(5)	Hotel EBITDA Margin is calculated as Hotel EBITDA divided by Total Hotel Revenues.
(6)

Hotel EBITDA Margin for the three months ended March 31, 2015 includes the additional net benefit of $0.2 million related to prior year property tax related adjustments. Excluding these non-current year adjustments, Actual/Comparable Hotel EBITDA margin for the three months ended March 31, 2015 would have been 26.2%. Hotel EBITDA Margin for the three months ended March 31, 2014 includes the additional net benefit of $2.9 million related to prior year property tax related adjustments. Excluding these non-current year adjustments, Actual and Comparable Hotel EBITDA margins for the three months ended March 31, 2014 would have been 23.0% and 24.0%, respectively.